Exhibit 99.2

ChannelAdvisor Reschedules Virtual Analyst Day
Event now scheduled for September 17, 2021

Research Triangle Park, N.C. – August 11, 2021 – ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions that enable brands and retailers to increase global sales, will host an Analyst Day meeting on Friday, September 17, 2021 starting at 9:00 a.m. ET.

The virtual event will feature presentations on ChannelAdvisor’s strategy, innovation plans and financials followed by a live Q&A session with ChannelAdvisor executives. To learn more about the event and to register to attend, visit https://go.channeladvisor.com/analyst-day.

A replay of the event will be available via the company’s investor relations website at https://ir.channeladvisor.com/.

For more details about ChannelAdvisor, visit ChannelAdvisor’s blog, follow ChannelAdvisor on Twitter @ChannelAdvisor, like ChannelAdvisor on Facebook and connect with ChannelAdvisor on LinkedIn.

About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading e-commerce cloud platform whose mission is to connect and optimize the world’s commerce. For nearly two decades, ChannelAdvisor has helped brands and retailers worldwide improve their online performance by expanding sales channels, connecting with consumers, optimizing their operations for peak performance, and providing actionable analytics to improve competitiveness. Thousands of customers depend on ChannelAdvisor to securely power their sales and optimize fulfillment on channels such as Amazon, eBay, Google, Facebook, Walmart, and hundreds more. For more information, visit www.channeladvisor.com.

Media Contact:
Tamara Gibbs
tamara.gibbs@channeladvisor.com
919-249-9798